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                                                                    EXHIBIT 23.7



PERSONAL AND CONFIDENTIAL



May 30, 2000



Board of Directors


E-TEK Dynamics, Inc.


1865 Lundy Avenue


San Jose, CA 95131



        Re: Amendment No. 2 to Registration Statement (File No. 333-30240) of


            JDS Uniphase Corporation



Gentlemen:



     Reference is made to our opinion letter dated January 17, 2000 with respect to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $.001 per share (the "Shares"), of E-TEK Dynamics, Inc. (the "Company") of the exchange ratio of 1.1 shares of Common Stock, par value $.001 per share, of JDS Uniphase Corporation ("JDS") to be received for each Share, pursuant to the Agreement and Plan of Reorganization and Merger, dated as of January 17, 2000, among JDS, Rainbow Acquisition, Inc., a wholly-owned subsidiary of JDS, and the Company.



     The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.



     In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "SUMMARY OF THE PROXY STATEMENT -- PROSPECTUS -- Summary of the Transaction", "THE MERGER -- Background of the Merger", "THE
MERGER -- Recommendation of E-TEK's Board of Directors" and "THE
MERGER -- Opinion of E-TEK's Financial Advisor" and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.



Very truly yours,



/s/ GOLDMAN, SACHS & CO.
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(GOLDMAN, SACHS & CO.)